Exhibit 99
FOR IMMEDIATE RELEASE
FRIDAY, DECEMBER 7, 2007

HURCO REPORTS STRONG FULL-YEAR AND FOURTH QUARTER RESULTS

INDIANAPOLIS, INDIANA, — December 7, 2007, Hurco Companies, Inc., (Nasdaq, Global Select Market: HURC) today reported for its fiscal year ending October 31, 2007, net income of $20,889,000, or $3.24 per share, which is an increase of 35% over fiscal 2006 net income of $15,479,000, or $2.42 per share.  For the fourth quarter of fiscal 2007, Hurco recorded net income of $5,648,000, or $0.88 per share, which is an increase of 20% over $4,714,000, or $0.74 per share, for the corresponding period in fiscal 2006.

Sales and service fees for fiscal 2007 totaled $188,047,000, an increase of $39,530,000, or 27%, over fiscal 2006.  Sales and service fees for the fourth quarter of fiscal 2007 were $50,120,000, an increase of $6,956,000, or 16%, over the prior year period.  The effect of a weaker U.S. dollar when translating foreign sales to U.S. dollars for financial reporting purposes had a favorable impact on the year over year sales comparison of approximately 7%, or $11,011,000.  The currency translation impact on fourth quarter sales comparison was also 7%, or $3,179,000.

The following table sets forth net sales and service fees by geographic region for the three and twelve month periods ended October 31, 2007 and 2006, respectively:

Net Sales and Service Fees by Geographic Region

	Three Months Ended October 31,			Twelve Months Ended October 31,
	2007	2006	% Change	2007	2006	% Change

North America	$14,242	$14,386	-1%	$52,133	$50,563	3%
Europe	32,215	25,498	26%	125,446	87,735	43%
Asia Pacific	3,663	3,280	12%	10,468	10,219	2%
Total	$50,120	$43,164	16%	$188,047	$148,517	27%

The annual and fourth quarter sales growth was primarily driven by a strong European market and continued demand for our higher end VMX product line across all three geographical regions.  The effect of a weaker U.S. dollar when translating foreign sales dollars for financial reporting purposes had a favorable impact of approximately 12% on the European sales comparison for both the full year and fourth quarter.  Sales in the United States, for the fourth quarter and full year, reflected market softening primarily in the Midwest.  Asia Pacific sales remained relatively unchanged for the year, as Hurco continues the development of its selling channels in China and India.

New order bookings in fiscal 2007, were $198,975,000, an increase of $44,208,000, or 29%, over the prior year.  Fourth quarter new order bookings totaled $54,782,000, an increase of $12,695,000, or 30%, over the corresponding 2006 period.  Europe was the primary contributor to both the annual and quarterly increases.  The impact of currency translation on new orders booked was consistent with the impact on sales and service fees year over year.

Hurco’s gross margin for fiscal 2007 was 38%, compared to 36% for the prior year, reflecting the impact of higher sales and improved mix.  Gross margin for the fourth quarter of fiscal 2007, was 38%, unchanged from the corresponding period in fiscal 2006.  Selling, general and administrative expenses were $40,124,000 for fiscal 2007, an increase of $9,427,000 over the amount for fiscal 2006, and $11,241,000 for the fourth quarter of fiscal 2007, an increase of $1,372,000 over the fourth quarter of fiscal 2006. The increases for both the full year and the fourth quarter were primarily attributable to expenses supporting sales growth and market expansion.

Hurco’s effective tax rate for fiscal 2007 was 36%, compared to 33% for the same period in the prior year.  The 2006 lower effective tax rate was primarily due to a deduction generated from a change in tax code.  The effective tax rate for the fourth quarter of fiscal 2007 was 30%, compared to 31% for the same period in the prior year.  The reduction in the fourth quarter effective tax rate was due to year to year differences in the relative income of various foreign subsidiaries and the utilization of foreign net operating losses and domestic tax credits.

Cash and cash equivalents totaled $39,760,000 as of October 31, 2007, compared to $29,846,000 as of October 31, 2006.  Working capital, excluding cash and short-term debt, was $33,290,000 as of October 31, 2007, compared to $26,832,000 as of October 31, 2006.  The increase in working capital relates to inventory to support increased order volume, particularly for Hurco’s larger machines.

Michael Doar, Chief Executive Officer, stated, "This was another great year for Hurco as we achieved even greater milestones. It is fitting that Hurco is in the best financial position of its history as we kick off our 40-year anniversary."

Doar attributed the Company's successful financial position to the strategic plan that was implemented in 2001. "Focusing on our core competencies has allowed Hurco to develop the Hurco brand and strengthen its presence globally.  Using a disciplined approach, Hurco has leveraged its extendable platforms to support its global business model and expansion in emerging markets.  These platforms encompass all areas of the business, including product development, software development, marketing and sales, manufacturing and information technology," stated Doar.

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry.  The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment.  The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China; Mississauga, Canada and Singapore, along with manufacturing operations in Taiwan and China.  Products are sold through independent agents and distributors in North America, Europe and Asia.  The Company also has direct sales forces in the United Kingdom, Germany, France, Italy, Canada, and Asia.
Web Site:  www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, among others, changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, our ability to protect our intellectual property, fluctuations in exchange rates, fluctuations in prices of raw materials, changes in market demands, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:  John Oblazney
    Vice President & Chief Financial Officer
    317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except per-share data)

	October 31,	October 31,
	2007	2006
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$39,760	$29,846
Accounts receivable	25,645	22,248
Inventories	61,121	43,343
Deferred tax assets, net	5,909	2,768
Other	4,481	2,677
Total current assets	136,916	100,882

Property and equipment:
Land	776	761
Building	7,135	7,234
Machinery and equipment	13,629	12,952
Leasehold improvements	1,473	1,147
	23,013	22,094
Less accumulated depreciation and amortization	(11,617)	(12,944)
	11,396	9,150

Deferred tax assets, net	774	1,121
Software development costs, less amortization	5,960	5,580
Investments and other assets	7,160	7,381
	$162,206	$124,114

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$35,486	$26,605
Accrued expenses	28,380	17,599
Current portion of long-term debt	-	136
Total current liabilities	63,866	44,340

Non-current liabilities:
Long-term debt	-	3,874
Deferred credits and other obligations	737	525
Total liabilities	64,603	48,739

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares	-	-
authorized; no shares issued
Common stock: no par value; $.10 stated value per share;
12,500,000 shares authorized; and 6,392,220 and
6,346,520 shares issued, respectively	639	635
Additional paid-in capital	50,971	50,011
Retained earnings	49,367	28,480
Accumulated other comprehensive income	(3,374)	(3,751)
Total shareholders' equity	97,603	75,375
	$162,206	$124,114

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended October 31,		Twelve Months Ended October 31,

	2007	2006	2007	2006
	(unaudited)		(unaudited)
Sales and service fees	$50,120	$43,164	$188,047	$148,517

Cost of sales and service	31,128	26,780	116,965	95,192
Gross profit	18,992	16,384	71,082	53,325

Selling, general and administrative expenses	11,241	9,869	40,124	30,697
Operating income	7,751	6,515	30,958	22,628

Interest expense (income)	(17)	18	(65)	259

Other income (expense), net	335	337	1,742	745

Income before taxes	8,103	6,834	32,765	23,114

Provision for income taxes	2,455	2,120	11,876	7,635

Net income	$5,648	$4,714	$20,889	$15,479

Earnings per common share

Basic	$0.88	$0.75	$3.27	$2.45
Diluted	$0.88	$0.74	$3.24	$2.42

Weighted average common shares outstanding
Basic	6,382	6,317	6,382	6,317
Diluted	6,445	6,396	6,440	6,397

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended October 31,		Twelve Months Ended October 31,

Operating Data:	2007	2006	2007	2006
	(unaudited)		(unaudited)
Gross margin	37.9%	38.0%	37.8%	35.9%

SG&A expense as a percentage of sales	22.4%	22.9%	21.3%	20.7%

Operating income as a percentage of sales	15.5%	15.1%	16.5%	15.2%

Income before taxes as a percentage of sales	16.2%	15.8%	17.4%	15.6%

Effective Tax Rate	30.3%	31.0%	36.2%	33.0%

Depreciation	730	387	2,106	1,504

Capital expenditures	2,212	1,183	4,510	3,301

Balance Sheet Data:	10/31/2007	10/31/2006

Working capital (excluding short term debt)	$73,050	$56,678

Days sales outstanding	33	41

Inventory turns	2.0	2.2

Capitalization
Total debt	$-	$4,010
Shareholders' equity	97,603	75,375
Total	$97,603	$79,385